  Exhibit 10.7
CONSULTING AGREEMENT

This Agreement made by and between ProUroCare Medical Inc., with a place of business at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344 (“PUC”), and Alan Shuler with an address at 18815 4th Avenue North, Minneapolis, MN 55447 (“Consultant”), effective this 13th day of May, 2013;

WHEREAS, PUC wishes to avail itself, under the terms of this Agreement, of the services of Consultant;

WHEREAS, Consultant is agreeable, under the terms of this Agreement, to provide services to PUC;

NOW, THEREFORE, the parties agree as follows:

I.            Services

A.	The Consultant shall provide services to PUC, as requested by the CEO of PUC (the “CEO”), in subjects related to the Consultant’s professional qualifications as Chief Financial Officer (“CFO”) to PUC.

B.	All such services shall be rendered at such times as are agreed to between the CEO and the Consultant and shall be subject to the reasonable conflicting scheduling obligations of the Consultant.

C.	During all times that Consultant’s duties as CFO of PUC are performed, PUC shall provide Consultant the protections set forth in Section XI.

II.           Compensation

A.	PUC shall pay Consultant One Hundred Dollars ($100.00) per hour for the requested services provided pursuant to this Agreement (as specified in paragraph II A 2 below) and shall issue shares of common stock of PUC (“Shares”) (as specified in paragraph II A 1 below):

1.	The number of Shares to be provided in a month shall equal Fifty Dollars ($50.00) divided by the price of Shares — calculated to be equal to the volume weighted average of Shares for thirty (30) days prior to Share issuance — multiplied by the number of hours expended providing services under this Agreement (e.g., 50/.50x50 = 5000 Shares in the month for which the average Share price is fifty cents ($0.50) and fifty hours of service are provided). The Shares will be issued under the PUC 2009 Stock Plan the last business day of each calendar month.

2.	Consultant shall prepare a weekly statement identifying the services provided and the hours spent providing such services and PUC shall pay such statement within five (5) days of its receipt, unless other arrangements are made for such payment between the CEO and Consultant. Failure to reach agreement upon a mutually acceptable payment plan for outstanding weekly statement(s) shall allow Consultant to terminate this Agreement for cause pursuant to Section IX A.

B.	PUC will reimburse Consultant in accordance with its normal reimbursement policy for reasonable travel and other expenses incurred at PUC’s request in carrying out the Consultant’s duties under this Agreement. Reimbursement for approved expenses will be made within five (5) days of receipt from the Consultant of an itemized expense report.

III.          Confidentiality

A.	PUC may disclose certain technical or business information to Consultant which is proprietary and of value to PUC and which PUC maintains in confidence (“Confidential Information”) in connection with the services to be performed under this Agreement. As used in this Agreement, Confidential Information means and includes all nonpublic information disclosed by PUC or its agents to Consultant, regardless of the form in which it is disclosed (whether orally or in writing or electronically). Confidential Information includes, without limitation, (i) nonpublic information relating to PUC’s technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and ii) third party information that PUC is obligated to keep confidential. Confidential Information shall be maintained in confidence by Consultant, during and for three (3) years after expiration or termination of this Agreement, and not used except to perform the services under this Agreement, without the written permission of PUC.

B.	Any proprietary or trade secret information developed in the course of providing services or performing duties under this Agreement shall be deemed to be the property of PUC and shall constitute Confidential Information.

IV.           Ideas/Assignments

A.	During the term of this Agreement, it is contemplated that Consultant may generate ideas, inventions, improvements or suggestions, whether or not patentable (“Ideas”) connected with the delivery of services under this Agreement. If an Idea is generated from the services provided under this Agreement by Consultant, irrespective of whether such Idea is made alone or in conjunction with others at PUC or elsewhere, Consultant agrees to disclose such Idea and assign it to PUC in a form satisfactory to its Counsel. Consultant further agrees to render assistance as PUC may require to perfect such assignment and to execute any documents required to publish, patent or protect such Idea in any patent office or in litigation. Any such Ideas shall be deemed as “works made for hire” unless applicable law requires otherwise.

B.	Any Ideas which are not derived from work under this Agreement and which Consultant believes to be proprietary or confidential to him/her, if disclosed to PUC shall be disclosed only under a separate agreement which is crafted to preserve the confidentiality and any proprietary rights Consultant may have to the Idea.

V.	Copyrightable Materials

Copyrightable materials that Consultant develops under this Agreement shall be the property of PUC. Consultant agrees to assign such copyrightable materials to PUC and to sign any documents required by applicable copyright statutes in this or any other country. These copyrightable materials shall be deemed as “works made for hire” unless applicable law requires otherwise.

VI.           Conflict of Interest/Representation of Authority

A.	During the period of this Agreement, Consultant will not serve as a Consultant or provide services to any third party concerning any pressure-sensing technology or system that is used to measure the elasticity of tissues in the prostate or enter into any other agreement inconsistent with any term of this Agreement, unless specifically agreed to in writing by PUC.

B.	Consultant represents and warrants that Consultant and any employee, agent or representative of Consultant has full right and authority to enter into this Agreement under applicable law. Consultant agrees to secure any necessary licenses, registrations, notifications or approvals, administrative or governmental, for the work.

VII.          Independent Contractor

A.	It is expressly understood and agreed that for all purposes, including but not limited to workers’ compensation insurance, unemployment insurance, FICA, and federal and state tax withholding, Consultant shall be deemed to be an independent contractor and not an employee of PUC. As such, Consultant shall not be entitled to the benefits that PUC provides to its employees.

B.	In the event PUC is liable for any withholding taxes, unemployment compensation or workers’ compensation associated with Consultant’s performance of this Agreement, Consultant agrees to indemnify PUC for all such payments paid or payable on Consultants’ behalf.

C.	Consultant shall have the right to control and direct the means, manner and methods by which services are provided under this Agreement.

VIII.        General Provisions

A.	This Agreement represents the only Agreement relating to this subject matter between the parties hereto. All past or contemporaneous discussions, agreements, understandings, or proposals, whether oral or written, are superseded by this Agreement.

B.	If any part of this Agreement is unenforceable, that will not affect any other part. This Agreement will be read as if the unenforceable parts were omitted.

C.	Except as explicitly stated elsewhere in this Agreement, Consultant may not incur any liability on PUC’s behalf or bind PUC to any contractual or payment obligation without the prior express written authorization of PUC.

D.	This Agreement shall be construed and interpreted under and in accordance with the laws of the State of Minnesota, United States of America.

E.	No modifications to this Agreement can be made except in writing, signed by Consultant and PUC.

F.	This Agreement may be executed in one or more counterpart copies, each of which shall have the same force and effect as an original.

G.	No rights or obligations under this Agreement may be assigned or subcontracted by any of the parties without the prior written consent of the other party. Any other attempted assignment or subcontract is voided.

IX.           Duration of Agreement

A.	This Agreement is effective as of the date first above written and automatically expires on May 13, 2014, provided that either party may terminate this Agreement at any time prior to expiration of such one (1) year term with or without cause, upon five (5) days written notice. Upon any such early termination, Consultant will not incur any further time or expenses on behalf of PUC and PUC shall be obligated to pay only for expenses and time incurred prior to such termination.

B.	The terms of Section III on Confidentiality, Section IV on Ideas/Assignment and Section V on Copyrightable Materials shall survive the expiration of this Agreement.

X.           Binding Arbitration

Any dispute related to this Agreement between the Consultant and PUC, including its formation, performance, or termination, which cannot be resolved within a reasonable time, may be referred by any of the parties to binding arbitration in accordance with the Rules for Non-Administered Arbitration of Business Disputes of the Center for Public Resources, Inc., in effect as of the date of this Agreement. Such arbitration, which the parties intend to substitute for litigation, shall occur in Minneapolis, Minnesota, and the arbitration results may be entered as a final judgment in a court with jurisdiction. Such arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Section 1-16 et seq.). All parties shall be responsible for their own costs and fees (including attorney’s fees), and shall divide common costs and fees equally. Any contrary provisions of the United States Arbitration Act notwithstanding, the parties expressly stipulate and agree that the arbitrator is not empowered to award damages in excess of actual damages; punitive, exemplary or treble damages are expressly agreed to be beyond the powers conferred upon the arbitrator. The parties further agree that the award rendered by the arbitrator shall not constitute a basis for collateral estoppel as to any issue.

XI.           D&O Insurance

In consideration for Consultant agreeing to perform the duties as CFO of PUC — and during the time that Consultant is acting as CFO of PUC – PUC agrees to secure and maintain D&O insurance of a type and in an amount typically obtained by companies similarly situated to PUC to protect Consultant from liability incurred as a result of Consultant’s performance of his duties as CFO of PUC. Additionally, PUC agrees to indemnify and hold harmless Consultant from and against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorney’s fees which Consultant may suffer as a result of or relating to Consultant’s activities as CFO of PUC, unless Consultant’s actions constitute fraud, gross negligence, willful misconduct or malfeasance.

PROUROCARE MEDICAL INC.		CONSULTANT

By	/s/ Stan Myrum	By	/s/ Alan Shuler
Title	Interim CEO	Title	Alan Shuler
Date	May 16, 2013	Date	May 16, 2013